EXHIBIT 10.23
Employment Agreement

between

Aebi Schmidt Holding AG
Schulstrasse 4
CH-8500 Frauenfeld

(hereinafter referred to as the “Employer”)

and

Henning Schroeder
[REDACTED]

(hereinafter referred to as the “CPO”)

I.Position of the Chief Product Officer (CPO)

1.The CPO reports to the CEO of the Employer and is, together with the members of the Group Executive Board, responsible for implementing the resolutions of the Board of Directors and executive management.

2.The CPO may bind the Employer with respect to third parties subject to the dual signature requirement (after the probation period).

II.Tasks and Duties of the CPO

3.The CPO has overall responsibility for Product Management, R&D, Marketing, and Corporate Development.

4.The CPO is responsible for providing meaningful monthly controlling/reporting for product matters to the CEO and the Board of Directors.

5.The tasks and duties of the CPO are governed by the requirements, directives and objectives of the CEO of the Employer.

6.In all other respects, the competencies and tasks are determined by the general directives and Organizational Regulations of the Employer. The CEO and the CPO may also agree on specific duties and/or a job description.

III.Duties of Loyalty and Care

7.The CPO must carry out the tasks assigned to him with due care and advance the interests of the Employer. He must comply with the CEO’s instructions. He shall immediately report any problems and deficiencies of which he becomes aware.

8.In connection with his professional activities, the CPO is prohibited, without the express permission of the Employer, from accepting or being promised gifts, commissions, or other benefits, of any kind, whether directly or indirectly. The CPO is prohibited from engaging in any active or passive bribery. He must refrain from engaging in any unfair competitive activities with respect to third parties. If he becomes aware of any such attempt by other employees or third parties, he must immediately inform the CEO.

IV.Place of Work

9.The Employer’s registered office is in Frauenfeld, Thurgau, Switzerland. In addition, the CPO shall perform his duties at all operating locations of the Group and wherever the interests of the Group so require, in particular in Zurich-Oerlikon (Switzerland), St. Blasien (Germany), Burgdorf (Switzerland), Kielce (Poland), and Holten (the Netherlands). The administrative headquarters are located in Zurich-Oerlikon.

V.Working Hours

10.The CPO shall conform his efforts to the business and tasks to be accomplished.

11.Consistent with the leadership position of the CPO, the CPO is not bound by the Employer’s working-time rules or those of its subsidiaries, nor by the provisions of the labor law. He is therefore obligated to perform any additional work necessary to achieve the objectives set by the Board of Directors. Any and all overtime and extra hours are covered by his salary and do not entitle the CPO to additional compensation or paid time off.

VI.Salary

Base Salary

12.The annual base salary is CHF 192,500 (gross). The annual base salary shall be paid in 12 monthly installments.

Performance Bonus

13.Upon achievement of performance targets, a bonus pursuant to ,the Regulation on short-term variable remuneration in the ASH Group’ (hereinafter the Variable Compensation Policy) will be paid out. The current target bonus is CHF 95,000 per year. If employment begins during a year, the bonus shall apply pro rata.

With respect to the details of the bonus (bonus calculation, target agreements, payments, etc.), reference is made to the attached policy, which in their currently valid version, form an integral part of this Employment Agreement.

If you demonstrably lose all or part of your bonus payment from your former employer (in documented written form), we will pay the shortfall (in whole or in part) after successful completion of the probation period, based on a total bonus calculation of CHF 30,000 (thus up to a maximum of CHF 30,000). The bonus will be paid on a gross basis.

a.Social Security

14.Statutory/regulatory employee social security contributions shall be deducted from the annual base salary and the performance bonus.

b.Expenses

15.The CPO shall receive the following expense reimbursement:

a.A lump-sum expense reimbursement in the maximum amount approved from time to time by the competent tax authorities (currently CHF 1,500 a month for executive employees).

b.A company car fitting for the position, including all related costs, in accordance with the applicable policy in effect from time to time. If the CPO waives his right to a company car, he shall be reimbursed for business travel using his private car in accordance with the Employer’s applicable policy in effect from time to time.

c.Additional expenses as incurred, in accordance with the Employer’s applicable policy in effect from time to time.

VII.Relocation of Residency

The Employer shall pay the moving costs of the CPO from the United States to Switzerland (via sea transport). If needed, the Employer shall provide the CPO and his family with a furnished apartment in the Zurich area for the first 90 days of the employment relationship.

VIII.Employee Stock Plan

16.The Employer has an employee stock participation plan. With respect to the CPO’s participation, reference is made in full to this plan.

IX.Vacation

17.The CPO is entitled to 25 business days of vacation per year. The CPO’s vacation entitlement shall be prorated for any year in which he joins or leaves the Employer.

X.Executive Insurance/Social Security – Continued Payment of Wages

18.The Employer shall include the CPO in its social security programs. Applicable laws and the Employer’s policies govern his participation in these programs.

19.The CPO acknowledges that he has taken (or can take) note of all social security policies and programs of the Employer and that he recognizes them as integral parts of this Employment Agreement.

20.If the CPO is prevented from working through no fault of his own, the Employer shall pay his salary in accordance with applicable law. To the extent the Employer has insured this risk, the insurance proceeds shall substitute the Employer’s obligation to pay, and the Employer shall be released from any further liability in this regard.

XI.Outside Activities

21.The CPO shall devote his entire work time and efforts to the service of the Employer. The CPO’s undertaking of other (paid or unpaid) activities or secondary employment is permitted only to the extent that such activities do not affect the CPO’s duties under this Employment Agreement, do not jeopardize the achievement of the Employer’s objectives, and do not prejudice the Employer’s interests.

22.As a matter of principle, before commencing any activity under the preceding clause, the CPO must inform the CEO and, in the case of a planned remunerated activity, obtain the CEO’s written consent. In doing so, the CPO confirms that such activities do not give rise to any conflicts of interest with the duties and obligations under this Employment Agreement.

XII.D&O Insurance

23.The Employer has taken out D&O insurance for the benefit of the Board of Directors and Group Management.

XIII.Confidentiality

24.The CPO confirms that, in his capacity as CPO, he has or will have insight into the production, business and trade secrets as well as clients of the Employer, and that the use and disclosure of such information, including third parties’ knowledge thereof, will materially harm or may materially harm the Employer.

25.The CPO is obligated to keep the business and trade secrets as well as other internal information of the Employer confidential in a comprehensive fashion, both during and after his term of employment. This obligation also extends to the affairs of other companies with which the Employer is economically and organizationally affiliated or cooperates.

26.The CPO shall treat all confidential documents and other data, including any copies thereof, relating to the Employer and its customers and affiliated companies as strictly confidential. All such documents and data must be returned to the Employer immediately upon termination of employment or destroyed upon the Employer’s instruction.

XIV.Non-Competition

27.The CPO shall, in accordance with the following provisions, refrain from any activity that directly or indirectly competes with the Employer, in particular operating or establishing a business that pursues the same purpose as the Employer and/or is in competition with the Employer, being directly or indirectly active in any such business, or investing in any such business, or advising any such business or otherwise providing services to any such business in return for payment or no payment.

28.This non-competition clause applies:

a.Duration: during the term of this Employment Agreement and for one year after its termination.

b.Geographical Scope: In all markets in which the Employer is active, in particular all of Europe and the USA.

c.Subject Matter Scope: For all businesses in the areas of municipal, airport and agricultural equipment and vehicles.

The Employer may provide for exceptions to this non-competition clause by resolution of the Board of Directors and written notification to the CPO.

29.In the event of a breach of this non-competition clause, a conventional penalty in the amount of 50% of the annual base salary shall apply. The CPO shall also remain fully liable for any harm in excess of the conventional penalty. The Employer expressly reserves the right to demand removal of the conditions that led to the breach of this non-competition clause even if the conventional penalty is paid.

30.This non-competition clause also applies to the Employer’s subsidiaries.

XV.Start, Duration and Termination of the Employment Relationship

31.This Employment Agreement is effective as of May 1, 2019 (or earlier per agreement).

32.The probation period shall be 3 months. During the probation period, either party may terminate this Employment Agreement upon one month’s notice.

33.After the probation period, either party may terminate this Employment Agreement upon 6 months’ notice, effective as of the applicable month’s end.

34.Notice of termination must be delivered by certified mail or against confirmation of receipt. The notice of termination must be in the possession of the other party on the last working day before the start of the notice period.

35.The Employer is entitled to relieve the CPO from the further fulfillment of his duties during the notice period. In this case, any unused vacation days as well as any other earnings of the CPO achieved during the notice period shall be offset against the Employer’s continued salary payment obligations.

XVI.Further Provisions

36.The members of the Executive Board are not subject to the “Agreement of the Engineering Industry” (Vereinbarung der Maschinenindustrie - GAV).

37.This Employment Agreement is subject to Swiss law. For claims arising out of or in connection with this Employment Agreement, jurisdiction lies with the court at the domicile or registered office of the defendant party, or at the place where the CPO ordinarily performs his work. This Employment Agreement represents the entire agreement between the parties. Amendments to this Employment Agreement must be made in writing and must be signed by both contracting parties in order to be valid.

38.The enumerated attachments as well as subsequent amendments and/or supplements to these attachments (including verbal amendments and/or supplements) form an integral part of this Employment Agreement.

39.This Employment Agreement is executed in two copies; each party shall receive one copy of this Employment Agreement.

Place/Date: __________________________

Aebi Schmidt Holding AG

/s/ Barend Fruithof                     /s/ Roger Weidmann
Barend Fruithof, CEO                    Director Group HR

Place/Date: Zurich, September 27, 2018

Chief Product Officer (CPO)

/s/ Henning Schroeder
Henning Schroeder

Attachments
•Employment Contract Provisions
•the Regulation on short-term variable remuneration in the ASH Group (Bonus)
•Expense Regulations
•Supplemental expense regulations for executive personnel
•Code of Conduct
•Confirmation of receipt of Code of Conduct
•Regulations of the BVG Fund of Aebi & Co. MF Burgdorf
•Pension Fund for the Employees of Aebi & Co. MF Burgdorf
•Pension Plan Swiss Life
•Collective Supplementary Pension Provisions Swiss Life